Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 6, 2020 (except for the reverse stock split described in Note 17, as to which the date is February 1, 2021), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-252175) and related Prospectus of Vor Biopharma Inc. dated February 1, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 1, 2021